Morrison Restaurants Inc. Salary Deferral Plan

	Financial Statements
	and Supplemental Schedules



	Years ended December 31, 1994 and 1993




Contents

Report of Independent Auditors.................................1

Audited Financial Statements

Statements of Net Assets Available for Benefits................2
Statements of Changes in Net Assets Available for Benefits.....3
Notes to Financial Statements..................................4


Supplemental Schedules

Item 27a-Schedule of Assets Held for Investment Purposes.......12
Item 27d-Schedule of Reportable (5%) Transactions..............13







	Report of Independent Auditors


Employee Benefits Committee of
 Morrison Restaurants Inc.

We have audited the accompanying statements of net assets available for benefits of the Morrison Restaurants Inc. Salary Deferral Plan as of December 31, 1994 and 1993, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1994 and 1993, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of Assets Held for Investment Purposes and Reportable (5%) Transactions as of or for the year ended December 31, 1994, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1994 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1994 financial statements taken as a whole.

                                                /s/ Ernst & Young LLP
                                                 Ernst & Young   LLP
April 14, 1995

Morrison Restaurants Inc. Salary Deferral Plan

Statements of Net Assets Available for Benefits


                                                 December 31
                                           1994              1993

Assets
Investments, at fair value:
  Morrison Restaurants Inc.
   common stock                        $ 12,982,991    $ 11,333,595
  Other equity securities:
   Delaware Group Value Fund              1,874,802               -
   Sun Bank Corporate Equity Fund                 -       1,604,327
   Templeton Growth Fund                  1,778,194       1,736,648
                                         16,635,987      14,674,570
Guaranteed investment contracts
  with insurance companies,
  at contract value                      20,760,985      21,676,321
Total investments                        37,396,972      36,350,891

Contributions receivable:
  Participants                              387,372         423,933
  Employer                                   81,700          87,035
                                            469,072         510,968
Dividends and interest receivable            26,135           6,372
Total receivables                           495,207         517,340
Cash                                      3,150,417       3,709,643
Net assets available for benefits      $ 41,042,596     $40,577,874

See accompanying notes.


	Morrison Restaurants Inc. Salary Deferral Plan

	Statements of Changes in Net Assets Available for Benefits



                                           Year ended December 31
                                            1994            1993
Net investment income:
  Dividends on Morrison
   Restaurants Inc. common stock       $    165,739     $   115,016
  Other dividends                           225,994          94,280
  Interest                                1,728,016       1,874,826
                                          2,119,749       2,084,122
Administrative expenses                    (201,368)       (181,412)
                                          1,918,381       1,902,710
Net (depreciation) appreciation in
  fair value of investments              (1,108,006)      3,115,979
Contributions:
  Participants                            3,772,436       3,538,685
  Employer                                  778,489         725,327
                                          4,550,925       4,264,012
Withdrawals by participants              (4,896,578)     (3,373,935)
Net additions                               464,722       5,908,766
Net assets available for benefits
  at beginning of year                   40,577,874      34,669,108
Net assets available for benefits
  at end of year                       $ 41,042,596    $ 40,577,874

See accompanying notes.


	Morrison Restaurants Inc. Salary Deferral Plan

	Notes to Financial Statements

	December 31, 1994 and 1993

1. Significant Accounting Policies

The financial statements of the Morrison Restaurants Inc. Salary
Deferral Plan (the Plan) are presented on the accrual basis of accounting.

Investments in common trust funds are stated at fair value based on quoted redemption values on the last business day of the plan year. Morrison Restaurants Inc. common stock is traded on the New York Stock Exchange and is valued at the closing sales price on the last business day of the plan year.

Guaranteed investment contracts are stated at the contract value as determined by the insurance companies. Contract value represents contributions made under the contracts, plus interest at the contract rates, less funds used to pay benefits and the insurance companies' administrative expenses.

Certain previously reported amounts have been reclassified to conform to the current year's presentation. Such reclassifications have no effect on previously reported net assets available for benefits.

2. Description of the Plan

The Plan was established June 1, 1968 to provide additional incentive and retirement security for eligible employees of Morrison Restaurants Inc. and its subsidiaries (the Company). Effective September 30, 1992 the Plan was amended and renamed the Morrison Restaurants Inc. Salary Deferral Plan.

The general administration of the Plan is the responsibility of the Employee Benefits Committee (the Committee) which consists of at least two persons and not more than seven persons appointed by the Board of Directors. Costs of administering the Plan are paid by the Company to the extent not paid by the Trust. The Plan's assets are held by AmSouth Bank of Alabama, trustee for the Plan. Smith Barney Shearson Inc. is the investment advisor for the Plan assets. AmSouth Bank of Alabama and Morley Capital Management, Inc. are the investment managers for Plan assets.

The Plan may be terminated at any time by the Company's Board of Directors. Upon termination, all Company contributions become nonforfeitable and all assets are to be distributed to pla

	Morrison Restaurants Inc. Salary Deferral Plan

2. Description of Plan (continued)

participants or their beneficiaries. Each participant would receive a proportionate share of the remaining assets, as determined by the individual account balances, on the date of termination.

To participate in the Plan, the employee must have completed one year of service, attained the age of 21, and authorized, on a form prescribed by the Committee, the deduction from his pay of the basic contribution as defined by the Plan. Participants may contribute amounts ranging from 2% to 10% of their compensation and specify the various investment alternatives to which the Plan's assets will be directed. Participants contributing a pre-tax contribution of at least 2% may elect to make after-tax contributions not in excess of 10% of annual earnings.

These investment alternatives are:

Short-Term Investment Fund (Money Market Fund)

The investment policy of the short-term investment fund is to invest in income-producing assets with relatively short terms and relatively high security of principal. These assets can include government securities, commercial paper (publicly traded or privately placed), other debt securities, shares of money market mutual funds, units of participation in the Trustee's short-term investment trust, and time deposits or certificates of deposit of any member bank of the Federal Deposit Insurance Corporation.

Equity Fund

The investment policy of the equity fund is to invest in relatively high quality equity assets producing either income or capital appreciation, or both. These assets can include common stocks and similar equity securities (including warrants or rights to subscribe to or securities convertible into stock or securities), shares of mutual funds which invest in common stock and units of participation in the Trustee's general equity fund or that of an investment manager.

Fixed Income Fund

The investment policy of the fixed income fund is to achieve income through investment in income-producing assets with relatively high security of principal. These assets can include guaranteed investment contracts issued by insurance companies, bonds, notes, debentures, mortgages, preferred stocks, interests in leases of either real or


Morrison Restaurants Inc. Salary Deferral Plan

2. Description of Plan (continued)

personal property, or both, contracts or other evidences of indebtedness, endowment or annuity contracts, shares of mutual funds, or other tangible or intangible property or interests in property, either real or personal, the income return from which is fixed or limited by the terms of the instrument creating or evidencing the property or interest in property.

Morrison Stock Fund

The investment policy of the Morrison stock fund is to allow participants to participate in the profits of the Company. These assets include qualifying employer securities.


The Company matches 20% of contributions by participants with 3 to 9 years of service, 30% for participants with 10 to 19 years, and 40% for participants with 20 or more years of service. In January 1990, the Company established a Post-1989 Stock Match Fund. Matching contributions are made to the fund and are invested entirely in Company stock.

Participants or their beneficiaries have a 100% vested interest in the value of their respective contributions and employer matching accounts. The basic form of distribution is a single lump sum payment in cash.

3. Investments

The Plan's investments are held by a trust fund administered by AmSouth Bank of Alabama except for its guaranteed investment contracts with insurance companies (see Note 6) and its investments in mutual funds which are held by the funds themselves.

The Plan's investments (including investments bought, sold and held during the year) (depreciated) appreciated in value by $(1,108,006) and $3,115,979 during the years ended December 31, 1994 and 1993, respectively, as shown on the following page:





	Morrison Restaurants Inc. Salary Deferral Plan

3. Investments (continued)

                                        Year Ended December 31
                                          1994          1993
Morrison Restaurants Inc.
  common stock                        $   (774,536)  $ 2,721,988
Other securities:
Sun Bank Corporate Equity Fund             (85,736)      143,391
Delaware Group Value Fund                 (103,204)            -
Templeton Growth Fund                     (144,530)      250,600
Totals                                $ (1,108,006)  $ 3,115,979

The fair values of individual investments that represent 5% or more of the Plan's net assets at December 31, 1994 and 1993 are as follows:

                                            1994          1993
Morrison Restaurants Inc.
 common stock                           $12,982,991   $11,333,595
Continental Assurance Company,
 guaranteed investment contract                   -     2,132,177
Allstate Life Insurance Company,
 guaranteed investment contract #GA-4894  2,737,520     5,175,508
Allstate Life Insurance Company,
 guaranteed investment contract #GA-5050  6,855,932     6,310,107
New York Life Insurance Company,
 guaranteed investment contract           2,076,157             -
Principal Mutual Life Insurance Company,
 guaranteed investment contract           2,453,617     2,287,755
First Wisconsin National Bank,
 guaranteed investment contract           2,102,096     4,395,496
AmSouth Master Money Market account       3,150,417     3,709,643

The Plan's exposure to accounting loss with respect to these financial instruments is limited to the carrying values stated above.

4. Income Tax Status

The Internal Revenue Service has ruled that the Plan qualifies under Sections 401(a) and (k) of the Internal Revenue Code (IRC) and is, therefore, not subject to tax under present income tax law. The Plan is required to operate in conformity with the IRC to maintain its qualification. The plan administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

	Morrison Restaurants Inc. Salary Deferral Plan

5. Transactions with Parties-In-Interest

The Morrison Stock Fund and the Post-1989 Stock Match Fund invest primarily in Morrison Restaurants Inc. common stock. At December 31, 1994 and 1993, these funds held 529,918 and 431,756 shares of this stock, respectively, with market values of $12,982,991 or $24.50 per share and $11,333,595 or $26.25 per share, respectively.

6. Guaranteed Investment Contracts with Insurance Companies

The Plan has guaranteed investment contracts with several insurance companies. Deposits made under these contracts earn interest at guaranteed rates between 6.10% and 8.61%. The contracts have various terms relating to the allowance of withdrawals. Each contains provisions for investment loss (surrender) charges which the Plan would have to pay in the event of early withdrawal prior to contract maturity date. The contract values of the individual investments which comprise the total of the guaranteed investment contracts at December 31, 1994 and 1993 are as follows:

                                           1994          1993
Continental Assurance Company,
 guaranteed investment contract         $         -   $ 2,132,177
Allstate Life Insurance Company,
 guaranteed investment contract #GA-4894  2,737,520     5,175,508
Allstate Life Insurance Company,
 guaranteed investment contract #GA-5050  6,855,932     6,310,107
New York Life Insurance Company,
 guaranteed investment contract           2,076,157             -
Principal Mutual Life Insurance Company,
 guaranteed investment contract           2,453,617     2,287,755
First Wisconsin National Bank,
 guaranteed investment contract           2,102,096     4,395,496
Hartford Life Insurance Company,
 guaranteed investment contract           1,033,438             -
State Mutual Life Insurance Company,
 guaranteed investment contract           1,026,526             -
Protective Life Insurance Company,
 guaranteed investment contract           1,016,529             -
Life Insurance of Virginia,
 guaranteed investment contract           1,459,170     1,375,278
Totals                                 $ 20,760,985  $ 21,676,321


	Morrison Restaurants Inc. Salary Deferral Plan

	Notes to Financial Statements (continued)

7. Investment Programs

The allocation of Plan assets and liabilities to the separate investment programs at December 31, 1994 and 1993 was as follows:
                                                  Money                       Fixed       Morrison      Post-1989
                                                  Market        Equity        Income        Stock      Stock Match
                                                   Fund          Fund          Fund          Fund          Fund          Total
December 31, 1994
Assets
Investments, at fair value:
  Morrison Restaurants Inc. common stock      $          -  $          -  $     24,500  $  8,637,121  $  4,321,370  $ 12,982,991
  Other equity securities:
    Templeton Growth Fund                                -     1,778,194             -             -             -     1,778,194
    Delaware Group Fund                                  -     1,874,802             -             -             -     1,874,802
Guaranteed investment contracts,
  at contract value                                      -             -    20,760,985             -             -    20,760,985

Total Investments                                        -     3,652,996    20,785,485     8,637,121     4,321,370    37,396,972

Contributions receivable:
  Participants                                      14,060        46,588       123,980       202,744             -       387,372
  Employer                                               -             -             -             -        81,700        81,700
                                                    14,060        46,588       123,980       202,744        81,700       469,072
Dividends and interest receivable                    5,772           652        18,905           626           180        26,135
Cash                                             1,363,479       174,909     1,276,239       333,415         2,375     3,150,417
Net assets available for benefits             $  1,383,311  $  3,875,145  $ 22,204,609  $  9,173,906  $  4,405,625  $ 41,042,596


	Morrison Restaurants Inc. Salary Deferral Plan

	Notes to Financial Statements (continued)

7. Investment Programs (continued)
                                                   Money                       Fixed        Morrison     Post-1989
                                                   Market       Equity         Income        Stock      Stock Match
                                                    Fund         Fund           Fund          Fund          Fund         Total

December 31, 1993
Assets
Investments, at fair value:
  Morrison Restaurants Inc. common stock      $          -  $          -  $          -  $  7,171,409  $  4,162,186  $ 11,333,595
  Other equity securities:
    Sun Bank Corporate Equity Fund                       -     1,604,327             -             -             -     1,604,327
    Templeton Growth Fund                                -     1,736,648             -             -             -     1,736,648

Guaranteed investment contracts,
 at contract value                                       -             -    21,676,321             -             -    21,676,321
Total Investments                                        -     3,340,975    21,676,321     7,171,409     4,162,186    36,350,891

Contributions receivable:
  Participants                                      22,497        50,840       170,754       179,842             -       423,933
  Employer                                               -             -             -             -        87,035        87,035
                                                    22,497        50,840       170,754       179,842        87,035       510,968
Dividends and interest receivable                    3,238           115         2,863            72            84         6,372
Cash                                             1,460,242        56,325     2,110,295        71,877        10,904     3,709,643
Net assets available for benefits             $  1,485,977  $  3,448,255  $ 23,960,233  $  7,423,200  $  4,260,209  $ 40,577,874


Morrison Restaurants Inc. Salary Deferral Plan

	Notes to Financial Statements (continued)

7. Investment Programs (continued)

Changes in net assets available for benefits for each of the two years in the period ended December 31,
1994 were allocated to separate investment programs as follows:
                                                 Money                        Fixed       Morrison     Post-1989
                                                 Market        Equity         Income        Stock      Stock Match
                                                  Fund          Fund           Fund          Fund          Fund         Total

Net assets available for benefits at
  January 1, 1993                            $  1,568,435  $  2,326,936  $ 24,465,901  $  3,630,523  $  2,677,313  $ 34,669,108
Dividends on Morrison Restaurants Inc.
  common stock                                          -             -             -        68,459        46,557       115,016
Other dividends                                         -        94,280             -             -             -        94,280
Interest income                                    39,194        12,850     1,818,680         2,872         1,230     1,874,826
Administrative expenses                            (8,033)      (33,148)     (104,047)      (22,950)      (13,234)     (181,412)
Net appreciation
  in fair value of investments                          -       393,991             -     1,682,750     1,039,238     3,115,979
Contributions:
  Participants                                    228,992       374,380     1,821,817     1,113,496             -     3,538,685
  Employer                                              -             -             -             -       725,327       725,327
Withdrawals by participants                      (214,260)     (196,986)   (2,213,735)     (529,413)     (219,541)   (3,373,935)
Interfund transfers                              (128,351)      475,952    (1,828,383)    1,477,463         3,319             -
 Net assets available for benefits at
  December 31, 1993                             1,485,977     3,448,255    23,960,233     7,423,200     4,260,209    40,577,874
Dividends on Morrison Restaurants Inc.
 common stock                                           -             -            55       109,546        56,138       165,739
Other dividends                                         -       225,994             -             -             -       225,994
Interest income                                    51,559         8,263     1,653,528        12,894         1,772     1,728,016
Administrative expenses                            (9,010)      (41,011)     (101,075)      (33,733)      (16,539)     (201,368)
Net (depreciation) appreciation in
 fair value of investments                              -      (333,470)        3,740      (466,066)     (312,210)   (1,108,006)
Contributions:
  Participants                                    181,302       491,019     1,491,064     1,609,051             -     3,772,436
  Employer                                              -             -             -             -       778,489       778,489
Withdrawals by participants                      (223,123)     (342,112)   (3,180,545)     (805,109)     (345,689)   (4,896,578)
Interfund transfers                              (103,394)      418,207    (1,622,391)    1,324,123       (16,545)            -
Net assets available for benefits at
  December 31, 1994                          $  1,383,311  $  3,875,145  $ 22,204,609  $  9,173,906  $  4,405,625  $ 41,042,596

There were 2,331 active participants in the Plan at December 31, 1994.

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
	Supplemental Schedules



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
	Morrison Restaurants Inc. Salary Deferral Plan

	Schedule 27a - Schedule of Assets Held for Investment Purposes

	December 31, 1994

Identity of Issuer,
Borrower, Lessor or         Description of                        Current
   Similar Party              Investment               Cost        Value

Investments
Morrison Restaurants Inc.  529,918 shares of
                            common stock           $ 8,875,025   $12,982,991
Other equity securities:
 Delaware Group Value Fund 99,354 units of
                            equity fund              1,978,006     1,874,802
 Templeton Growth Fund     109,562 shares of
                            growth fund              1,672,124     1,778,194
                                                    12,525,155    16,635,987
Guaranteed investment
 contracts with insurance
  companies, at contract
   value:
 Allstate Life Insurance   Guaranteed investment
  Company                   contracts #GA-4894
                              and #GA-5050           9,593,452     9,593,452
 Principal Mutual Life     Guaranteed investment
  Insurance Company         contract                 2,453,617     2,453,617
 First Wisconsin National  Guaranteed investment
  Bank                      contract                 2,102,096     2,102,096
 New York Life Insurance   Guaranteed investment
  Company                   contract                 2,076,157     2,076,157
 Hartford Life Insurance   Guaranteed investment
  Company                   contract                 1,033,438     1,033,438
 State Mutual Life         Guaranteed investment
  Insurance Company         contract                 1,026,526     1,026,526
 Protective Life Insurance Guaranteed investment
  Company                   contract                 1,016,529     1,016,529
 Life Insurance of         Guaranteed investment
  Virginia                  contract                 1,459,170     1,459,170
                                                    20,760,985    20,760,985
 Totals                                           $ 33,286,140  $ 37,396,972


Cash
AmSouth Bank of Alabama    Master money market
                            account               $  3,150,417  $  3,150,417

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
Morrison Restaurants Inc. Salary Deferral Plan

Item 27d - Schedule of Reportable (5%) Transactions

Year Ended December 31, 1994
	                                                                       								          				               Current Value
													                                                                                                 of Asset on
	                                                       							      Purchase      Selling        Cost of     Transaction  Net Gain
    Identity of Party Involved        Description of Assets           Price         Price          Asset          Date    or (Loss)

ASO Outlook Group Prime
 Obligation                      Money market account            $ 19,016,536  $          -    $ 19,016,536  $19,016,536  $       -

ASO Outlook Group Prime
 Obligation                      Money market account                       -     19,575,762     19,575,762   19,575,762          -

First Wisconsin National Bank    Guaranteed investment contract       206,600              -        206,600      206,600          -

First Wisconsin National Bank    Guaranteed investment contract             -      2,500,000      2,500,000    2,500,000          -

Allstate Life Insurance Company  Guaranteed investment contract,
                                   #GA-4894                           372,437              -        372,437      372,437          -
                                   #GA-5050                           545,825              -        545,825      545,825          -

Allstate Life Insurance Company  Guaranteed investment contract
                                   #GA-4894                                 -      2,810,425      2,810,425    2,810,425          -

New York Life Assurance          Guaranteed investment contract     2,076,157             -      2,076,157    2,076,157          -

Continental Assurance
 Company                         Guaranteed investment contract        60,591              -         60,591       60,591          -

Continental Assurance
 Company                         Guaranteed investment contract             -      2,192,768      2,192,768    2,192,768          -

Morrison Restaurants Inc.        114,935 shares of common stock     2,847,841              -      2,847,841    2,847,841          -

Morrison Restaurants Inc.         16,507 shares of common stock             -        419,323        279,427      419,323    139,896

Sun Bank, N.A.                   Corporate Equity Fund                418,776              -        418,776      418,776          -

Sun Bank, N.A.                   Corporate Equity Fund                      -      1,938,087      1,566,969    1,938,087    371,118





















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